Exhibit 10.3

STOCKHOLDERS AGREEMENT

DATED AS OF [●], 2022

AMONG

QUANTUM COMPUTING INC.

AND

THE OTHER PARTIES HERETO

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”) is entered into as of [●], 2022 by and among Quantum Computing Inc., a Delaware corporation (the “Company”) and each of the stockholders set forth on Exhibit A (each a “Stockholder”) attached hereto and incorporated by reference herein.

RECITALS:

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of May [__], 2022 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Project Alpha Merger Sub I, Inc., a Delaware corporation, Project Alpha Merger Sub II, LLC, a Delaware limited liability company, QPhoton, Inc., a Delaware corporation, and Yuping Huang; and

WHEREAS, pursuant to and in accordance with the terms and conditions set forth in the Merger Agreement, the Company will issue shares of Common Stock (as defined below), shares of the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share and a warrant to purchase shares of Common Stock to certain of the Stockholders; and

WHEREAS, in connection with the Merger Agreement and effective upon the consummation of the transaction contemplated thereby, the parties hereto wish to set forth certain understandings between such parties, including with respect to certain governance and other matters.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.
INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” has the meaning set forth in the Preamble.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Common Stock” means shares of the Company’s common stock, par value $0.0001 per share, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Company” has the meaning set forth in the Preamble.

“Company Designator” means the Chief Executive Officer of the Company.

“Company Designee” has the meaning assigned to such term in Section 2.1(a).

“Company Holders” means the Persons listed on the signature pages hereto under the heading “Company Holders,” any Transferee that becomes party to this Agreement as a “Company Holder” in accordance with Section 3.5 hereof, and their respective Affiliates.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Designator” means the QPhoton Designator and/or the Company Designator, as the case may be.

“Designee” means any QPhoton Designee and/or any Company Designee, as the case may be.

“Director” means any director of the Company from time to time.

“Equity Securities” means any and all shares of Common Stock of the Company, and any and all securities of the Company convertible into, or exchangeable or exercisable for (whether or not subject to contingencies or the passage of time, or both), such shares, and options, warrants or other rights to acquire shares of Common Stock of the Company, including without limitation any and all shares of the Company’s Preferred Stock, par value $0.0001 per share.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“QPhoton Designator” means (a) Yuping Huang for so long as he holds [_____] shares of the Common Stock (as appropriately adjusted for any stock split, combination or the like) and (b) if Yuping Huang holds less than [_____] shares of Common Stock (as appropriately adjusted for any stock split, combination or the like), the QPhoton Holders, or any group of QPhoton Holders collectively, then holding a majority of the Common Stock held all QPhoton Holders.

“QPhoton Designee” has the meaning assigned to such term in Section 2.1(a).

“QPhoton Holders” means the Persons listed on the signature pages hereto under the heading “QPhoton Holders,” any transferee that becomes party to this Agreement as a “QPhoton Holder” in accordance with Section 3.5 hereof, and their respective Affiliates.

“Total Number of Directors” means the total number of directors comprising the Board from time to time.

“Transfer” (including its correlative meanings, “Transferor,” “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified.

ARTICLE II.
CORPORATE GOVERNANCE MATTERS

2.1 Election of Directors.

(a) Following the Closing Date, the QPhoton Designator shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include, a number of individuals such that, upon the election of each such individual, and each other individual nominated by or at the direction of the Board or a duly authorized committee of the Board, as a Director and taking into account any Director continuing to serve without the need for re-election, the number of QPhoton Designees (as defined below) serving as Directors of the Company will be equal to three (3) (in each case, each such person a “QPhoton Designee”).

(b) If at any time the QPhoton Designator has designated fewer than the total number of individuals that it is then entitled to designate pursuant to Section 2.1(a) hereof, the QPhoton Designator shall have the right, at any time and from time to time, to designate such additional individuals which it is entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly-authorized committee thereof for election as Directors to fill any vacancy on the Board shall include such designees, and the Company shall use its best efforts to (i) effect the election of such additional designees, whether by increasing the size of the Board or otherwise, and (ii) cause the election of such additional designees to fill any such newly-created vacancies or to fill any other existing vacancies.

(c) Following the Closing Date, the Company Designator shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include, a number of individuals such that, upon the election of each such individual, and each other individual nominated by or at the direction of the Board or a duly authorized committee of the Board, as a Director and taking into account any Director continuing to serve without the need for re-election, the number of Company Designees (as defined below) serving as Directors of the Company will be equal to four (4) (in each case, each such person a “Company Designee”).

(d) If at any time the Company Designator has designated fewer than the total number of individuals that it is then entitled to designate pursuant to Section 2.1(c) hereof, the Company Designator shall have the right, at any time and from time to time, to designate such additional individuals which it is entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly-authorized committee thereof for election as Directors to fill any vacancy on the Board shall include such designees, and the Company shall use its best efforts to (i) effect the election of such additional designees, whether by increasing the size of the Board or otherwise, and (ii) cause the election of such additional designees to fill any such newly-created vacancies or to fill any other existing vacancies.

(e) Directors are subject to removal pursuant to the applicable provisions of the by-laws of the Company, as may be amended and/or amended and restated from time to time; provided, however, for as long as this Agreement remains in effect, the parties shall refrain from taking any actions to cause (i) the QPhoton Designees to be removed without cause except with the consent of the QPhoton Designator and (ii) the Company Designees to be removed without cause except with the consent of the Company Designator.

(f)   In the event that a vacancy is created at any time by death, disability, retirement, removal (with or without cause), disqualification, resignation or otherwise with respect to the QPhoton Designees and/or Company Designees, the Company shall use its best efforts to cause such vacancy to be filled, as soon as possible, by a new designee of the QPhoton Designator or the Company Designator, as the case may be.

(g) The Company shall, to the fullest extent permitted by law, include in the slate of nominees recommended by the Board at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting), the persons designated pursuant to this Section 2.1 and use its best efforts to cause the election of each such designee to the Board, including nominating each such individual to be elected as a Director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof. In the event that any Designee shall fail to be elected to the Board at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting), the Company shall use its best efforts to cause such Designee (or a new designee of the applicable Designator) to be elected to the Board, as soon as possible, and the Company shall take or cause to be taken, to the fullest extent permitted by law, at any time and from time to time, all actions necessary to accomplish the same, including, without limitation, actions to effect an increase in the Total Number of Directors.

(h) Each Stockholder hereby agrees to vote in favor of and to consent to the Designees in connection with each vote taken or written consent executed in connection with the election of Directors to the Board, and each Stockholder agrees not to seek to remove or replace the Designees except in accordance with the terms hereof.

2.2 Compensation. Except to the extent a Designator may otherwise notify the Company with respect to their respective Designees, any Designees shall be entitled to compensation consistent with the Director compensation received by other Directors in their capacity as such, including any fees and equity awards.

2.3 Other Rights of Stockholder Designees. Except as provided in Section 2.2, each Designee serving on the Board shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall indemnify, exculpate, and reimburse fees and expenses of the Designees (including by entering into an indemnification agreement in a form substantially similar to the Company’s form director indemnification agreement) and provide the Designees with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the certificate of incorporation or bylaws of the Company, applicable law or otherwise.

2.4 Director Independence. Notwithstanding anything to the contrary herein, the parties hereto shall ensure that the composition of the Board will continue to meet all requirements for a company listed on the Nasdaq Capital Market (or such other stock exchange on which the Common Stock may be listed), including with respect to director independence.

ARTICLE III.
GENERAL PROVISIONS

3.1 Termination. Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Board and the Stockholders, as provided under Section 3.3, this Agreement shall terminate with respect to each Stockholder at such time as such Stockholder and its Affiliates collectively hold less than thirty-five percent (35%) of the shares of Common Stock held by such Stockholder as of the date of this Agreement.

3.2 Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, sent by facsimile or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices and other such documents will be deemed to have been given or made hereunder when delivered personally or sent by facsimile (receipt confirmed) and one (1) Business Day after deposit with a reputable overnight courier service.

The Company:

Quantum Computing Inc.

Attn: Robert Liscouski

215 Depot Court,

Suite 215

Leesburg, VA 20175

3.3 Amendment; Waiver. (a) The terms and provisions of this Agreement may be modified or amended only with the written approval of the Company and Stockholders holding a majority of the aggregate outstanding Common Stock then held by (i) the Company Holders and (ii) the QPhoton Holders, in each case, voting as a separate class; provided, however, that any modification or amendment that would adversely affect the rights of a Stockholder in a manner that is materially different from the other Stockholders shall also require the approval of such adversely affected Stockholder.

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d) Any party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to the Company.

3.4 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any Stockholder being deprived of the rights contemplated by this Agreement.

3.5 Assignment. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment without such consents shall be null and void ab initio; provided, however, that each Stockholder may, without the consent of the Company or any other Person, assign its rights and obligations under this Agreement, in whole or in part, to any Transferee of Common Stock so long as such Transferee, if not already a party to this Agreement, executes and delivers to the Company a joinder to this Agreement evidencing its agreement to become a party to and to be bound by certain or all, as applicable, of the provisions of this Agreement as a “QPhoton Holder” or “Company Holder” hereunder, whereupon such Transferee shall be deemed a “QPhoton Holder” or “Company Holder” hereunder, as may be applicable. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

3.6 Third Parties. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

3.7 Governing Law. THIS AGREEMENT AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

3.8 Jurisdiction; Waiver of Jury Trial. Each party hereto hereby (i) agrees that any action, directly or indirectly, arising out of, under or relating to this Agreement shall exclusively be brought in and shall exclusively be heard and determined by either the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state or federal courts in the State of Delaware, and (ii) solely in connection with the action(s) contemplated by subsection (i) hereof, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in subsection (i) hereof, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this Section 3.8, (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over any party hereto, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any claim or action directly or indirectly arising out of, under or in connection with this Agreement or the services contemplated hereby.

3.9 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.

3.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

3.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law, and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

3.12 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

3.13 Grant of Consent. Any vote, consent or approval of, or designation by, or other action of, a Designator hereunder shall be effective if notice of such vote, consent, approval, designation or action is provided in accordance with Section 3.2 hereof by such Designator as of the latest date any such notice is so provided to the Company.

3.14 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

3.15 Effectiveness. This Agreement shall become effective upon the Closing Date.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

COMPANY:

QUANTUM COMPUTING INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

QPhoton Holders:

[●]

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

COMPANY Holders:

[●]

By:
Name:
Title:

EXHIBIT A

Stockholders

QPHOTON HOLDERS:

COMPANY HOLDERS: